March 2, 2007

Office of the Chief Accountant
U. S. Securities and Exchange Commission
100 F. Street, N.E.
Washington, DC 20549

Re:	Multicell Technologies, Inc.
SEC File NO. 001-10221

Ladies and Gentlemen:

We have read Item 4.02 included in the draft Form 8-K, dated March 2, 2007 (copy attached), of Multicell Technologies, Inc. (the “Company”), which we understand will be filed with the Securities and Exchange Commission, and are in agreement with the statements contained therein as they relate to our firm.

Very truly yours,

/s/ J.H. Cohn LLP